EXHIBIT 99.1

Exponent Reports Third Quarter Fiscal Year 2016 Financial Results

MENLO PARK, Calif., Oct. 19, 2016 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the third quarter ended September 30, 2016.

“Exponent’s third quarter results were better than our prior outlook, but continue to be impacted by softness in a few industry sectors.  This was partially offset by an increase in demand related to consumer products and construction.  While utilization increased slightly as compared to the second quarter, it was still lower than the same period last year,” commented Dr. Paul Johnston, Chief Executive Officer.

“Our long-term value proposition remains strong, highlighted by our unique market position, diversified portfolio of clients, and highly skilled professionals. We believe that the combination of stock repurchases and dividend payments reflect our confidence in the company and the strength and stability of our long-term financial position,” added Dr. Johnston.

Third Quarter Financial Results

In the third quarter of 2016, total revenues were $77,612,000, a 2% decline as compared to $78,994,000 in the same period of 2015. Revenues before reimbursements were $74,160,000 in the third quarter, a slight decline from $74,503,000 last year.

In the third quarter of 2016, net income and EBITDA1 declined by 4% year over year. Net income was $11,289,000 as compared to $11,719,000 in the same period of 2015. Earnings per diluted share were $0.42, as compared to $0.43 in the third quarter of last year. EBITDA1 was $19,323,000 as compared to $20,055,000 in the same period one year ago.

Year to Date Financial Results

For the first nine months of 2016, total revenues declined slightly to $238,063,000 from $239,151,000 in the prior year. Revenues before reimbursements were $226,444,000, a marginal improvement as compared to $225,916,000 in the same period of 2015.

In the first quarter of 2016, Exponent early adopted a new accounting standard2 for the classification of tax adjustments associated with share-based awards, which was applied prospectively.  While this was primarily a first quarter event, there was also a nominal impact in the subsequent quarters.  Year to date, the tax benefit realized was $4,827,000 or $0.18 per diluted share.  Including the tax benefit, net income was $37,092,000 in the first nine months of 2016, an increase of 10% as compared to $33,749,000 in the same period of 2015. For comparison purposes, excluding the tax benefit, net income would have been $32,265,000 in the first nine months, representing a decrease of 4% year over year.  Earnings per diluted share increased to $1.36, inclusive of the $0.18 per share benefit, as compared to $1.23 in the first nine months of last year.

EBITDA1 in the first nine months of 2016 declined 5% to $56,351,000 as compared to $59,055,000 in the same period one year ago.

Year to date 2016, Exponent repurchased $24.5 million of common stock and paid dividends of $14.0 million. The Company closed the quarter with $150.4 million in cash, cash equivalents and short-term investments.

In a separate release today, the Company announced that its Board of Directors has authorized an additional $35 million in share repurchases, increasing the Company’s current authorization to approximately $57 million. Exponent also announced its quarterly cash dividend of $0.18 to be distributed on December 23, 2016 and its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented approximately 78% of the Company’s third quarter net revenues.  Third quarter net revenues in this segment grew 1% sequentially and 2% year over year. Year to date, net revenues in this segment grew 5%, as compared to last year. The Company continued to be called upon to investigate high profile accidents and product recalls, as well as for its design consulting services.  During the quarter, we saw increased activity related to consumer product recalls and construction disputes.  Revenue growth was partially offset by recent shifts in market conditions, such as reduced spending in the oil and gas industry and a slowdown in intellectual property cases. Additionally, after several years of growth, revenues from the automotive industry remained flat in the third quarter.

Exponent’s environmental and health segment represented approximately 22% of the Company’s third quarter net revenues.  Third quarter net revenues in this segment grew 1% sequentially and declined 8% year over year. Year to date, net revenues in this segment declined 13%, as compared to last year.  Year over year net revenues comparisons continue to be impacted by the completion of a major project in the third quarter of 2015.  In addition, we continued to have lower revenues from the oil and gas and the industrial chemicals industries.

“Our results were impacted by broad market issues and while we do not expect an immediate reversal, we believe that Exponent is well-positioned for long-term growth. We believe that Exponent’s highly skilled professionals and multi-disciplinary teams are uniquely positioned to capitalize on increasing technological complexity as well as society’s heightened focus on product safety, human health and the environment," concluded Dr. Johnston.

Business Outlook

“Based on our performance in the third quarter we are increasing our 2016 expectations, but remain cautious in the near-term due to softness in a few industry sectors,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

  Revenues before reimbursements are expected to be approximately flat for the year as compared to 2015.
  Underlying growth is expected to be in the low single digits, excluding the impact of the major project completion in the third quarter of 2015.
  2016 EBITDA1 margin is expected to decline approximately 125 to 150 basis points as compared to 2015, as a result of lower utilization.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Wednesday, October 19, 2016, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (800) 768-6563 or (785) 830-7991. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 203-1112 or (719) 457-0820, and entering passcode 3310069#.

About Exponent
Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

2 FASB Accounting Standard Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, March 30, 2016.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended September 30, 2016 and October 2, 2015
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,	October 2,	September 30,	October 2,
	2016	2015	2016	2015

Revenues
Revenues before reimbursements	$74,160	$74,503	$226,444	$225,916
Reimbursements	3,452	4,491	11,619	13,235

Revenues	77,612	78,994	238,063	239,151

Operating expenses
Compensation and related expenses	47,797	42,853	146,854	139,745
Other operating expenses	7,020	6,766	21,221	19,979
Reimbursable expenses	3,452	4,491	11,619	13,235
General and administrative expenses	3,748	3,963	11,407	11,538

	62,017	58,073	191,101	184,497

Operating income	15,595	20,921	46,962	54,654

Other income (expense), net
Interest income, net	179	47	489	115
Miscellaneous income, net	2,146	(2,195)	4,880	367
	2,325	(2,148)	5,369	482

Income before income taxes	17,920	18,773	52,331	55,136

Income taxes	6,631	7,054	15,239	21,387

Net income	$11,289	$11,719	$37,092	$33,749

Net income per share:
Basic	$0.43	$0.44	$1.40	$1.27
Diluted	$0.42	$0.43	$1.36	$1.23

Shares used in per share computations:
Basic	26,545	26,597	26,563	26,644
Diluted	27,185	27,268	27,234	27,350

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2016 and January 1, 2016
(unaudited)
(in thousands)

	September 30,	January 1,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$98,425	$125,751
Short-term investments	51,993	45,842
Accounts receivable, net	94,292	88,577
Prepaid expenses and other assets	12,596	12,616
Total current assets	257,306	272,786
Property, equipment and leasehold improvements, net	37,457	28,485
Goodwill	8,607	8,607
Other assets	82,045	77,629
	$385,415	$387,507

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$9,709	$10,580
Accrued payroll and employee benefits	53,866	62,092
Deferred revenues	5,590	7,802
Total current liabilities	69,165	80,474
Other liabilities	47,764	42,235
Deferred rent	1,664	1,994
Total liabilities	118,593	124,703

Stockholders' equity:
Common stock	33	33
Additional paid-in capital	193,105	179,816
Accumulated other comprehensive loss	(2,436)	(1,805)
Retained earnings	285,616	269,259
Treasury stock, at cost	(209,496)	(184,499)
Total stockholders' equity	266,822	262,804
	$385,415	$387,507

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended September 30, 2016 and October 2, 2015
(unaudited)
(in thousands)

	Quarter Ended		Nine Months Ended
	September 30,	October 2,	September 30,	October 2,
	2016	2015	2016	2015

Net Income	$11,289	$11,719	$37,092	$33,749

Add back (subtract):

Income taxes	6,631	7,054	15,239	21,387
Interest income, net	(179)	(47)	(489)	(115)
Depreciation and amortization	1,582	1,329	4,509	4,034

EBITDA (1)	19,323	20,055	56,351	59,055

Stock-based compensation	2,730	2,634	10,659	10,536

EBITDAS (1)	$22,053	$22,689	$67,010	$69,591

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.